As filed with the Securities and Exchange Commission on July 3, 2008
Registration No. 333-92414
Registration No. 333-101517
Registration No. 333-106201
Registration No. 333-122893
Registration No. 333-134674
Registration No. 333-143145
Registration No. 333-146607

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Echo Therapeutics, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	41-1649949
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

10 Forge Parkway, Franklin, Massachusetts (Address of Principal Executive Offices)	02038 (Zip Code)

Sontra Medical Corporation 401(k) Retirement Plan
1997 Long-Term Incentive and Stock Option Plan
Sontra Medical, Inc. 1999 Stock Option and Incentive Plan
2003 Stock Option and Incentive Plan, as amended
Nonqualified Stock Option Agreement dated September 14, 2007 (Patrick Mooney)
Nonqualified Stock Option Agreement dated September 14, 2007 (Shawn Singh)
Nonqualified Stock Option Agreement dated September 14, 2007 (Harry G. Mitchell)
(Full Title of the Plan)

Harry G. Mitchell
Chief Operating Officer, Chief Financial Officer and Treasurer
Echo Therapeutics, Inc.
10 Forge Parkway
Franklin, Massachusetts 02038
(Name and Address of Agent for Service)
(508) 553-8850
(Telephone Number, Including Area Code, of Agent for Service)
Copies to:
Stephen T. Burdumy, Esq.
Drinker Biddle & Reath LLP
One Logan Square
18th and Cherry Streets
Philadelphia, PA 19103
(215) 988-2700
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount To Be	Offering Price	Aggregate	Amount of
To Be Registered	Registered	Per Share	Offering Price	Registration Fee
See Below(1)	N/A	N/A	N/A	N/A

(1)	No additional securities are to be registered, and registration fees were paid upon filing of the original Registration Statements on Form S-8 (File Nos. 333-92414, 333-101517, 333-106201, 333-122893, 333-134674, 333-143145, 333-146607). Therefore no further registration fee is required.

This Post-Effective Amendment No. 1 to the Registration Statements shall become effective upon filing in accordance with Rule 462 under the Securities Act.
Post-Effective Amendment No. 1 to Form S-8
EXPLANATORY STATEMENT
Reincorporation; Assumption of Registration Statement
     This Post-Effective Amendment is being filed pursuant to Rule 414(d) under the Securities Act of 1933, as amended (the “Securities Act”), and constitutes Amendment No. 1 to the registration statements on Form S-8 (File Nos. 333-92414, 333-101517, 333-106201, 333-122893, 333-134674, 333-143145, 333-146607) (collectively, the “Registration Statements”) by Echo Therapeutics, Inc. (f/k/a Sontra Medical Corporation), a Minnesota corporation (“Echo-MN”) and the predecessor of Echo Therapeutics, Inc., a Delaware corporation (“Echo-DE” or the “Registrant”), relating to the Sontra Medical Corporation 401(k) Retirement Plan, 1997 Long-Term Incentive and Stock Option Plan, Sontra Medical, Inc. 1999 Stock Option and Incentive Plan, 2003 Stock Option and Incentive Plan and the Nonqualified Stock Option Agreements for the following employees: Patrick Mooney, Shawn Singh and Harry G. Mitchell. Echo-DE succeeded to the interests of Echo-MN following a reincorporation effected pursuant to an Agreement and Plan of Merger, dated as of May 20, 2008 (the “Merger Agreement”), between Echo-MN and Echo-DE. The Merger Agreement provided for, among other things, the merger of Echo-MN with and into Echo-DE, a wholly owned subsidiary of Echo-MN (the “Merger”). The Merger Agreement was approved by the shareholders of Echo-MN at the annual meeting of shareholders on May 20, 2008 for which proxies were solicited pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
     As a result of the Merger, upon the effective date of the Merger, (1) each outstanding share of Echo-MN common stock, no par value, was automatically converted into one share of common stock, $0.01 par value, of the Registrant; and (2) each outstanding and unexercised option or other right to purchase or receive or security convertible into Echo-MN common stock became an option or right to purchase or receive or a security convertible into the Registrant’s common stock on the basis of one share of the Registrant’s common stock for each share of Echo-MN common stock issuable pursuant to any such option, right to purchase or convertible security, on the same terms and conditions and at an exercise price per share equal to the exercise price applicable to any such Echo-MN option, stock purchase right or convertible security. Immediately prior to the consummation of the Merger, the Registrant had nominal assets and liabilities.
     In accordance with Rule 414 under the Securities Act, the Registrant, as successor issuer to Echo-MN, hereby expressly adopts this Registration Statement as its own for all purposes of the Securities Act and the Exchange Act. The applicable registration fees were paid at the time of the original filing of this Registration Statement.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The Registrant provided documents containing the information specified in Part I of Form S-8 to the participants of the plans covered by this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to the instructions to Form S-8 and Rule 424 under the Securities Act, the Registrant is not required to file these documents either as part of this Post-Effective Amendment No. 1 to the Registration Statements or as prospectuses or prospectus supplements.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The Registrant hereby incorporates by reference into this Registration Statement the following documents:
1.	The Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007, filed with the Securities and Exchange Commission on March 31, 2008.

2.	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed with the Securities and Exchange Commission on May 13, 2008.

3.	The Registrant’s Current Reports on Form 8-K, filed with the Securities and Exchange Commission on January 4, 2008, January 24, 2008, February 13, 2008, March 13, 2008, March 13, 2008, March 26, 2008, March 27, 2008,

April 25, 2008, April 28, 2008, May 15, 2008, May 27, 2008, June 3, 2008, June 11, 2008 and June 25, 2008 (other than any portions of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules).
4.	The description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A12G filed with the Securities and Exchange Commission on August 22, 1997 and November 12, 1997, which incorporates such description from the Registrant’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on June 25, 1997, including any amendment or report filed for the purpose of updating such description.
     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part thereof from the date of filing of such documents. Any statement contained herein or in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.
Item 4. Description of Securities.
     Not Applicable.
Item 5. Interest of Named Experts and Counsel.
     Not Applicable.
Item 6. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as the Registrant, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.
     Article 7 of the Registrant’s Certificate of Incorporation eliminates the personal liability of directors to the Registrant or its stockholders for monetary damages for breaches of their fiduciary duty to the fullest extent permitted by the Delaware General Corporation Law.
     Article 7 of the Registrant’s Bylaws provides that directors and officers and certain other persons shall have the rights to indemnification provided by Section 145 of the Delaware General Corporation Law. Article 7 also provides that the Registrant shall have the power to purchase and maintain insurance on behalf of a person in that person’s official capacity against any liability asserted against and incurred by the person in or arising from that capacity.
     The Registrant maintains an insurance policy on behalf of the Registrant and its directors and officers, covering certain liabilities which may arise as a result of the actions of the directors and officers, including liabilities that may arise under the Securities Act of 1933, as amended.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Item 7. Exemption from Registration Claimed.
     Not Applicable.
Item 8. Exhibits.

Exhibit
Number	Description

4.1	Specimen Certificate of Common Stock, $.01 par value per share, of the Registrant (filed herewith)

4.2	Certificate of Incorporation of Echo Therapeutics, Inc. (incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K dated June 9, 2008 and filed on June 11, 2008)

4.3	By-Laws of Echo Therapeutics, Inc. (incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K dated June 9, 2008 and filed on June 11, 2008)

5.1	Opinion of Drinker Biddle & Reath LLP

23.1	Consent of Wolf & Company, P.C.

23.2	Consent of Drinker Biddle & Reath LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included in the signature pages of this Registration Statement)

99.1	Nonqualified Stock Option Agreement by and between the Registrant and Harry G. Mitchell dated September 14, 2007 (incorporated herein by reference as an attachment to Exhibit 10.6 of the Registrant’s Current Report on Form 8-K dated September 14, 2007 and filed on September 20, 2007)

99.2	Nonqualified Stock Option Agreement by and between the Registrant and Shawn Singh dated September 14, 2007 (incorporated herein by reference as an attachment to Exhibit 10.5 of the Registrant’s Current Report on Form 8-K dated September 14, 2007 and filed on September 20, 2007)

99.3	Nonqualified Stock Option Agreement by and between the Registrant and Patrick Mooney dated September 14, 2007 (incorporated herein by reference as an attachment to Exhibit 10.4 of the Registrant’s Current Report on Form 8-K dated September 14, 2007 and filed on September 20, 2007)

99.4	2003 Stock Option and Incentive Plan, as amended (incorporated herein by reference to Appendix I of the Registrant’s Definitive Schedule 14A filed on April 17, 2007)

99.5	Sontra Medical, Inc. 1999 Stock Option and Incentive Plan (incorporated herein by reference to Exhibit 10.31 of the Registrant’s Registration Statement on Form S-4 filed on April 24, 2002)

99.6	1997 Long-Term Incentive and Stock Option Plan, as amended (incorporated herein by reference to Exhibit 10.3 of the Registrant’s Quarterly Report on Form 10-QSB for the period ended June 30, 2002)

99.7	Sontra Medical Corporation 401(k) Retirement Plan, as amended (incorporated herein by reference to Exhibit 10.15 of the Registrant’s Quarterly Report on Form 10-QSB for the period ended March 31, 2003)
Item 9. Undertakings
     (a) The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offering herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Franklin, Commonwealth of Massachusetts on July 3, 2008.

ECHO THERAPEUTICS, INC.
By:	/s/ Harry G. Mitchell
Harry G. Mitchell
Chief Operating Officer, Chief Financial Officer and Treasurer

POWER OF ATTORNEY
We, the undersigned officers and directors of Echo Therapeutics, Inc., hereby severally constitute Patrick T. Mooney and Harry G. Mitchell and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Post-Effective Amendment No. 1 on Form S-8 filed herewith and any and all subsequent amendments to said Post-Effective Amendment No. 1, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable Echo Therapeutics, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by said attorneys, or any of them, to said Post-Effective Amendment No. 1 and any and all amendments thereto.
Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 has been signed by the following persons in the capacities indicated on July 3, 2008.

Signature	Title

/s/ Robert S. Langer, Sc.D.	Director

Robert S. Langer, Sc.D.

/s/ Patrick T. Mooney, M.D.	Chief Executive Officer, Director, Chairman

Patrick T. Mooney, M.D.

/s/ Vincent D. Enright	Director

Vincent D. Enright

/s/ Walter W. Witoshkin	Director

Walter W. Witoshkin

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Specimen Certificate of Common Stock, $.01 par value per share, of the Registrant (filed herewith)

4.2	Certificate of Incorporation of Echo Therapeutics, Inc. (incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K dated June 9, 2008 and filed on June 11, 2008)

4.3	By-Laws of Echo Therapeutics, Inc. (incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K dated June 9, 2008 and filed on June 11, 2008)

5.1	Opinion of Drinker Biddle & Reath LLP

23.1	Consent of Wolf & Company, P.C.

23.2	Consent of Drinker Biddle & Reath LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included in the signature pages of this Registration Statement)

99.1	Nonqualified Stock Option Agreement by and between the Registrant and Harry G. Mitchell dated September 14, 2007 (incorporated herein by reference as an attachment to Exhibit 10.6 of the Registrant’s Current Report on Form 8-K dated September 14, 2007 and filed on September 20, 2007)

99.2	Nonqualified Stock Option Agreement by and between the Registrant and Shawn Singh dated September 14, 2007 (incorporated herein by reference as an attachment to Exhibit 10.5 of the Registrant’s Current Report on Form 8-K dated September 14, 2007 and filed on September 20, 2007)

99.3	Nonqualified Stock Option Agreement by and between the Registrant and Patrick Mooney dated September 14, 2007 (incorporated herein by reference as an attachment to Exhibit 10.4 of the Registrant’s Current Report on Form 8-K dated September 14, 2007 and filed on September 20, 2007)

99.4	2003 Stock Option and Incentive Plan, as amended (incorporated herein by reference to Appendix I of the Registrant’s Definitive Schedule 14A filed on April 17, 2007)

99.5	Sontra Medical, Inc. 1999 Stock Option and Incentive Plan (incorporated herein by reference to Exhibit 10.31 of the Registrant’s Registration Statement on Form S-4 filed on April 24, 2002)

99.6	1997 Long-Term Incentive and Stock Option Plan, as amended (incorporated herein by reference to Exhibit 10.3 of the Registrant’s Quarterly Report on Form 10-QSB for the period ended June 30, 2002)

99.7	Sontra Medical Corporation 401(k) Retirement Plan, as amended (incorporated herein by reference to Exhibit 10.15 of the Registrant’s Quarterly Report on Form 10-QSB for the period ended March 31, 2003)